Exhibit 99.1

February 21, 2005

John S. Chen
Chairman, CEO & President
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Dear John:

This is to inform you of your 2005 Executive Compensation as recommended by the Sybase, Inc. Compensation Committee and approved by the Board of Directors. The cash component of your new compensation is retroactive to January 1, 2005.

     1. Cash Compensation

•	Annual base salary: $ 975,000 (paid semi-monthly at $40,625.00)

•	Annual incentive bonus target: 128% ($1,250,000)

•	Annual total target earnings: $2,225,000

     Your annual bonus target will be based on Sybase, Inc. overall company performance as follows:

•	50% on Sybase revenue of $820M

•	50% on Sybase profit before taxes (PBT) of $164.6M

     Payment of annual incentive bonus will be based on following:

a)	Sybase revenue:

•	70% at 95% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

b)	Sybase PBT

•	80% at 80% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

John Chen

     2. Long-Term Incentive

Sybase, Inc. Performance-based Restricted Stock:

   • 375,000 shares

2005 Performance-Based Restricted Stock and Performance Share/Unit
Payout Program

Gate 1: In each of the three years, there needs to be positive cash flow from operations
Gate 2:

Component	Weight	Growth	Threshold	Payout Scale
				Achievement	Payout
Compounded Annual Growth				100%	100%
Rate in Revenue	40%	7.00%	50%	50%	50%
				<50%	no payout

Income Before Tax Growth Rate	35%	10.40%	70%	100%	100%
				70%	70%
				<70%	no payout

Total Shareholder Return (based on S&P 400)	25%	Median	90%	100%	100%
				90%	90%
				<90%	no payout

On behalf of the Board of Directors and our shareholders, let me take this opportunity to thank you for your continued strong leadership and contributions to Sybase, Inc.

Sincerely,

/s/ RICHARD C. ALBERDING

Richard C. Alberding
Chairman, Compensation Committee
Sybase, Inc Board of Directors

Cc: Nita White-Ivy
HR File